Exhibit 99.4

W HOLDING COMPANY, INC.
THE FINANCIAL HOLDING COMPANY OF
WESTERNBANK PUERTO RICO
REPORTS A VERY STRONG INCREASE OF 50.61% IN NET INCOME
FOR THE FOURTH QUARTER ENDED DECEMBER 31, 2003

Mayagüez, Puerto Rico, January 15, 2004. W HOLDING COMPANY, INC. (NYSE: “WHI”), the financial holding company of WESTERNBANK PUERTO RICO, reported today very strong results for the fourth quarter and year ended December 31, 2003.

W Holding reported a net income of $38.1 million or $0.30 earnings per basic common share ($0.29 on a diluted basis) for the fourth quarter ended December 31, 2003, as compared to a net income of $25.3 million or $0.21 earnings per basic common share ($0.20 on a diluted basis) for the same quarter in 2002, after giving effect to the three-for-two (3x2) stock split in the form of a stock dividend and a two percent (2%) stock dividend declared on November 4, 2003 and November 11, 2003, respectively, and distributed both on December 10, 2003. This is a very strong increase of $12.8 million or 50.61% over the comparable prior year quarter.

For the year ended December 31, 2003, W Holding reported a net income of $113.3 million or $0.87 earnings per basic common share ($0.85 on a diluted basis), as compared to net income of $86.0 million or $0.73 earnings per basic common share ($0.72 on a diluted basis) for year 2002, also as adjusted for the stock split and the stock dividend, a very strong increase of $27.4 million or 31.82% over the prior year. W Holding achieved this solid increase in earnings, notwithstanding the year to date results include a total charge of $22.7 million ($17.0 million net of tax) relative to the liquidation of the Company’s portfolio of corporate bond and loan obligations (“CBO’s” and “CLO’s”) finalized on June 6, 2003, as previously reported in our earnings announcement dated July 17, 2003. Excluding this $22.7 million special charge ($17.0 million net of tax), our year to date net income would be $130.3 million, that in turn would also have been traduced into an increase of 51.59% over year 2002 as follows:

Year ended
December 31,
2003

(In millions)
Net income as reported	$113.3
Plus: Loss on impairment and final sale of CBO’s and CLO’s investment portfolio (net of tax) purchased in 1999 and 2000	17.0

Non-GAAP net income (excluding special charge)	$130.3

Increase over year 2002	51.59%

The return on assets (ROA) and the return on common stockholders’ equity (ROCE) for the fourth quarter ended December 31, 2003, were 1.37% and 29.44%, respectively, up and above the 1.26% and 24.41% reported for the same period in 2002. For the year ended December 31, 2003, the ROA and the ROCE were 1.15% and 22.79%, respectively, compared to 1.22% and 25.39%, for year 2002. These ratios are within management’s expectations considering the strong growth in assets, the additional capital infusion, the significant resources invested in new areas of business, and the special charge to earnings regarding the liquidation of the CBO’s and CLO’s portfolio.

At December 31, 2003, driven by very strong increases in W Holding activities, total assets ended at $11.5 billion, surpassing easily our year end goal of reaching $10 billion in total assets. Total assets grew $3.3 billion or 40.39%, up from $8.2 billion at December 31, 2002. Loans receivable-net, grew by $928.8 million or 24.74%, resulting from the Company’s continued strategy of growing its loan portfolio through commercial real estate, asset-based and other commercial loans, as well as its consumer loan portfolios. Our investment portfolio increased $2.3 billion or 55.58%, from $4.2 billion at December 31, 2002, to $6.5 billion in 2003.

Stockholders’ equity increased to $828.5 million as of December 31, 2003, compared to $584.7 million as of December 31, 2002. Such increase resulted from the combination of the issuance of 4,232,000 and 2,640,000 shares, respectively, of the Company’s Series F and Series G Preferred Stocks completed in June and August 2003, providing a net capital infusion of $165.9 million, plus the net income of $113.3 million generated during the year ended December 31, 2003, partially offset by dividends paid during the year of $18.3 million and $21.6 million on our common and preferred stock, respectively, and a decrease of $167,000 in other comprehensive loss. The year end number of common shares outstanding increased from 104,569,848 (as adjusted) as of December 31, 2002 to 106,290,294 as of December 31, 2003, as a result of the conversion of 419,254 shares of the Company’s convertible preferred stock series A, into 957,376 shares (as adjusted) of the Company’s common stock, and the issuance of 765,000 common shares from the exercise of stock options.

Commenting on the financial results of the Company, and more specifically those of its main subsidiary, Westernbank, Mr. Frank C. Stipes, Esq., Chairman of the Board, President and Chief Executive Officer of both companies, stated “The financial results for the quarter should not come as a surprise to those that have studied, know and understand the core nature and drive of Westernbank, and the development, growth, and market penetration it has had and will continue to have in Puerto Rico, and eventually abroad, becoming out Island, as it has in Island, the best product and service provider in the industry through management’s and staff’s commitment to consistently improve and maximize the Bank’s and Company’s resources, focusing on details and its clienteles experience every time they visit or call our Bank.

The most important aspect of our Company’s strong core stream of earnings is that they are operational, and as called in layman terms, “ordinary recurring income”. This means that it is not dependent on the forced sale of assets, trading or secondary market activities or the interest rate environment to make its numbers. This core recurring stream of ordinary income is a consequence of its strong growth, high efficiency and enormous market share attraction, due to its unpararelled presence, quality, line of products and services, convenient and simple to access and brilliantly friendly work force. This makes it the most appealing banking alternative wherever it goes and most definetly, the largest, most diversified and strongest organically grown core banking network in Puerto Rico. Our people, and most of all our clients, know, see,

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feel, and appreciate the difference and improvement we represent by their continued and growing patronage. They are and will always be our moving force, motivation and most valuable asset. Hardcore numbers as those of this quarter and for year end speak louder than anything we could possibly say. They speak of what we’ve done and expect to continue doing in 2004.

The results are clear and conclusive evidence of the Company’s strong strategic development and successful market orientation and thrust. Our organic and overall growth are clearly in line with what was informed at the beginning of the year and forecasted for 2003, irrespective of the adjustment made during the first half of the year.

Mr. Stipes further emphasized that “What is truly important is that this earnings increase is a direct consequence of our spread, net interest income and banking-related activities. We are proud to say that Westernbank has been and continues to be Puerto Rico’s strongest growing full-fledge bank, having what we believe is the best and most well diversified and ample commercial and consumer retail operations on the Island. This is what is meant by core banking and what the banking business is, or should be all about”.

Commenting on the San Juan expansion he indicated “There is still so much to do, specifically in the northern San Juan metroplex market, where we expect to open five (5) new mega-branches within the first three to six months of 2004, and in the eastern market, still untouched by us, where we expect to open two new mega branches also within the next six to eight months.

Westernbank has become by far, the largest real estate commercial lender in Puerto Rico. The overall market dominance as of June 2003 was 30.73%. This is nearly two and half times the market share of our closest market participant, which clearly signifies our commercial lending strengths and superiorities, as determined and demonstrated by those that prefer to do business with us. Evidence of Westernbank’s expansion is that as of September 2003, our market dominance in this sector had increased to 36.13%, thus increasing our lead over the remaining market participants. Accordingly, in regard to overall lending activities, we are the dominant market leader in what is called the NORTHWESTERN region of Puerto Rico, which include the cities of Mayagüez and Aguadilla among others, now holding, single-handedly and growing, 58.04% of the market. In the SOUTHWESTERN region, which include the cities of Ponce and Yauco among others, and where we entered just over 12 years ago and started from zero, and having only two branches, but with an unlimited and unparalleled level of quality, products and services, we are positioned today as the overwhelming market leader now holding on our own, single-handedly and growing, 47.18% of the market.

These figures should give any reasonably intelligent person the forecast of what we are doing and expect to achieve in the San Juan metroplex market, which is unquestionably Puerto Rico’s richest, most populated, attractive and thickest business sector, and where our market share is less than 6.00%, but growing rapidly; which is exactly what we intend for the east coast, still virgin to us. What an enormous growth potential and privilege to be able to serve and cater these areas as they need, deserve and merit. Thank God for it all. We intend to provide these areas and their residents with the best banking experience they have ever had, the valued Westernbank way. Never again will these potential clients go back to where they came from. The financial providers in these regions have been and are the same ones found in all others, with the exception of us, that just over four years ago we entered the rich and populated Northern San Juan metroplex area and will be shortly heading East.

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In line with the strong and consistent performance of our Company during 2003 and over the years, and for the benefit and enhanced value of our stockholders, our stock increased by 73.5% in its market valuation since the beginning of the year for a cumulative increase of 16,108% since the Company went public almost 18 years ago, without considering the uninterrupted payment of dividends throughout this period. During the year the stock had a dividend payment increase of 23% over the year before, in line with past year to year increases between 22% and 33%, a 3 X 2 stock split to further enhance the liquidity increasing the total number of shares outstanding and providing a more affordable price per share; and last but not least, a distribution of approximately $35.5 million of the Company’s retained earnings, placed in the hands of its shareholders by way of a 2% stock dividend on top of the 3X2 stock split. Due to such strong showing, Investors Business Daily (IBD) just recently ranked our Company’s stock in the 9th position among 479 bank shares in the nation composing the list of Who’s Who Among Regional Banks.

Mr. Stipes concluded saying “Thank God, the year has been abundant in blessings and positive experiences that have worked to further improve our strengths, efficiencies and earnings capabilities and appreciate and appropriately advance our market oportunities.”

Net Interest Income

Net interest income for the fourth quarter ended December 31, 2003 was $71.3 million, a very solid increase of $23.2 million or 48.29%, from $48.1 million for the same period of last year. Average interest-earning assets for the fourth quarter of 2003 increased by $2.8 billion, compared to the same quarter in previous year, mainly driven by increases in the average loan portfolio of $873.4 million, particularly in the commercial real estate, other commercial loans and the consumer loan portfolios, and in the average investment portfolio which increased by $1.9 billion, primarily U.S. Government and agencies obligations and mortgage-backed securities. For the year ended December 31, 2003, net interest income increased to $239.3 million from $166.3 million at December 31, 2002, also a very solid increase of $73.0 million or 43.88%, primarily supported by an increase in average interest-earning assets of $2.3 billion or 32.33%. Average yields in interest-earning assets decreased from 5.20% to 4.87% and from 5.44% to 4.92%, for the quarter and year ended December 31, 2003, respectively. The decrease in average yields was primarily due to a drop in market interest rates during most of both periods affecting our loan repricing, primarily our commercial loan portfolio with floating rates and the reinvestment rates on matured, called and purchased securities. However, these decreases were more than offset by decreases in our costs of funds during both periods and we even managed to increase our net interest margin.

We continue to administer our liability costs carefully, decreasing the overall cost of rates paid from 3.03% to 2.39%, and from 3.30% to 2.53% for the quarter and year ended December 31, 2003, respectively, when compared to the same periods in 2002, while continuing to offer competitive rates completely offsetting our decreases in the yields of our interest earning assets. Notwithstanding, the impact of the strong growth in average interest-earning assets in both periods was in part offset by an increase in the average interest-bearing liabilities of $2.7 billion or 36.30% and $2.2 billion or 32.53%, for the fourth quarter of 2003 and the year ended December 31, 2003, respectively, when compared to the same periods in 2002. Interest-bearing deposits grew in average by $1.1 billion for the quarter and year ended December 31, 2003, respectively, while other borrowings in average (mainly fed funds bought and securities

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sold under agreements to repurchase) rose by $1.6 million and $1.1 billion for the same periods.

Net Interest Margin

Our net interest margin increased 24 basis points during the fourth quarter of 2003 to 2.64% from 2.40% in the fourth quarter of 2002. On a linked quarterly comparison, our net interest margin also increased by 4 basis points from 2.60% in the third quarter of 2003, 12 basis points from 2.52% in the second quarter of 2003, and 16 basis points up from 2.48% in the first quarter of 2003. We achieved these increases in spite of industry wide interest margin compression pressures. The decrease in our liability costs more than offset the effect of the reduction in our average yield on interest-earning assets during this quarter.

Under a flat interest rate scenario for the next twelve month period, based on our asset and liability composition as of December 31, 2003, we estimate our net interest margin will remain relatively stable within a range of 2.57% to 2.64% during said period. Assuming an instantaneous 50 basis points decrease in the fed funds rate, we estimate our net interest margin will fall slightly to within a range of 2.53% to 2.63% during said period. Assuming a 50 basis points increase in the fed funds rate, we estimate our net interest margin will fluctuate within a range of 2.55% to 2.56%. Furthermore, a 100 basis points increase in the fed funds rate will cause our net interest margin to fluctuate between a range of 2.53% to 2.65%. The lower and higher values of such range meaning the lowest and highest net interest margin for any given quarter within the said twelve month period, which on its own we see as unconsequential to our strong earnings forecast for 2004 and another example of the Company’s prudent asset/liability management and long term planning criteria.

Attached as Exhibits IIIa, IIIb and IIIc are supplemental unaudited data schedules providing additional information on the net interest margin including average balances and average rates for both interest-earning assets and interest-bearing liabilities, as well as changes in volumes and rates for the periods presented.

Other Income

Other income increased $1.1 million or 18.64% for the three month period ended December 31, 2003, when compared to the same period in 2002. The primary reason for the increase was an increase in service charges on deposit accounts and other fees, including fees associated to our trust division, insurance commissions earned by Westernbank Insurance Corp., a wholly-owned subsidiary of W Holding, and fees generated by our asset-based lending operation as well as strong increases in other areas resulting from the Company’s overall growing volume of business.

For the year ended December 31, 2003, other income was $6.6 million, compared to $24.7 million for the previous year. The $18.1 million decrease was mainly due to a net loss on sales and valuation of loans, securities and other assets of $22.7 million ($17.0 million net of tax) recorded during the six month period ended June 30, 2003, related to the CBO’s and CLO’s portfolio liquidated on June 6, 2003, as previously reported.

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Operating Expenses

Total operating expenses increased $4.2 million or 20.97% for the three month period ended December 31, 2003, and $10.9 million or 14.75% for the year ended December 31, 2003, when compared to the corresponding periods in 2002. Salaries and employees’ benefits accounted for the majority of such increase, rising $1.4 million or 18.65% for the fourth quarter of year 2003, and $5.8 million or 20.78% for the year ended December 31, 2003, as compared to the corresponding periods in 2002. Such increases are attributed to the continued expansion of the Company, including increases in personnel, normal salary increases and related employee benefits. At December 31, 2003, the Company had 1,092 full-time employees, including its executive officers, an increase of 61 employees or 5.92%, since December 31, 2002.

Operating expenses, other than the salaries and employees’ benefits discussed above, increased $2.7 million or 22.42% for the fourth quarter of 2003 and $5.1 million or 11.07%, for the year ended December 31, 2003, resulting mostly from increases in occupancy, printing, postage, stationery and supplies, and other expenses, primarily associated with the new Expresso Division, launched in July 2002, as well as the costs associated with the additional investment in technology and general infrastructure to sustain and coordinate the Company’s strong growth and expansion in all of its business areas.

The Company continued its strict cost control measures, maintaining operating expenses at adequate levels, further evidenced by its efficiency ratio of 30.55% achieved for the fourth quarter of year 2003 and 31.75% for the year ended December 31, 2003, well below management’s long term target of 40% to 42%.

Asset Quality

W Holding asset quality continues to be strong and well over its peer group, as measured by our reserves to total loans, non-performing loans as a percentage of total loans and net-charge-offs to average loans. Also, credit quality overall continues to be very strong in spite of the continued stagnant economic environment. Notwithstanding the Company’s aggressive market penetration, it continues to exercise conservative underwriting and sound, prudent and highly skilled management. W Holding is essentially a secured lender having 83% of its loan portfolio as of December 31, 2003 secured by real estate. The consumer loan portfolio, including the Expresso of Westernbank loan portfolio, had a total delinquency ratio, including the categories of 60 days and over of 0.89% (less than 1%) at December 31, 2003, when compared to 0.59% for the previous year. The commercial loan portfolio had a total delinquency ratio, including the categories of 60 days and over of 0.84% (less than 1%), when compared to 0.33% reported for the previous year, very strong ratios by any standard. Our combined delinquency on all portfolios, including the categories of 60 days and over, continues to be below our benchmark of 1% for both periods, being 0.74% at December 31, 2003.

The provision for possible loan losses amounted to $6.3 million for the quarter ended December 31, 2003, up from $4.2 million for the same period in the previous year, an increase of $2.2 million or 52.02%. The allowance for possible loan losses amounted to $61.6 million as of December 31, 2003. The increase in the provision for loan losses is attributable to the overall growth in the loan portfolio, particularly of the Westernbank Business Credit division, which specializes in commercial business loans secured principally by accounts receivable, inventory and equipment, and for the Expresso of Westernbank, which specializes in small, unsecured

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consumer loans up to $15,000 and real estate collateralized consumer loans up to $75,000. Westernbank Business Credit loan portfolio grew to $641.1 million at December 31, 2003, an increase of $208.5 million or 48.19%, when compared to December 31, 2002. The Expresso of Westernbank loan portfolio grew to $155.6 million at December 31, 2003, an increase of $37.7 million or 31.92%, when compared to December 31, 2002. Westernbank Business Credit and the Expresso of Westernbank division’s, which begun operations in June 15, 2001 and July 10, 2002, respectively, are Puerto Rico’s largest asset based lender and local small lender, respectively, being Wells Fargo through Island Finance and Citigroup through Associates, respectively, the two largest operations in the small lender business. As a result of the strong increase in both portfolios, as well as in the Company’s overall loan portfolio, the provision for loan losses increased by $2.2 million or 52.02% and $12.0 million or 79.33%, for the three months quarter ended and full year ended December 31, 2003, respectively, when compared to same periods in 2002. It is important to understand that being Westernbank Business Credit and Expresso of Westernbank, divisions of Westernbank Puerto Rico, and not subsidiaries, as it happens in most of the financial institutions, the provisions and allowances and charge-offs of these operations are completely transparent to better and clearly understand, know, see and evaluate. The average yields of Westernbank Business Credit and the Expresso of Westernbank loan portfolios were 5.50% and 18.41%, respectively, for the year ended December 31, 2003.

Non-performing loans stand at $31.2 million or 0.66% (less than 1%) of the Bank’s loan portfolio at December 31, 2003, up practicaly nothing from 0.51% or an increase of $11.8 million, from $19.4 million as of December 31, 2002. Excluding real estate loans, these ratios were 0.03% and 0.09% at December 31, 2003 and 2002, respectively. The increase in non-performing loans primarily comes from the Company’s commercial and regular consumer loan portfolios. Non-performing loans on the commercial loan portfolio increased by $10.6 million, when compared to December 31, 2002. This increase is mostly attributed to eight commercial loans with principal balances of $1.6 million, $1.5 million, $1.1 million, $1.0 million, and four other loans with outstanding principal balances below $1.0 million, all of which are well collateralized by real estate. At December 31, 2003, only two of these loans with an outstanding balance of $1.1 million and $695,000, had a specific valuation allowance of $277,000 and $201,000, respectively. At December 31, 2003, the allowance for possible loan losses was 197.17% of total non-performing loans (reserve coverage). This is translated into $1.97 in reserves for every non-performing dollar in our books, almost two to one. Moreover, of the total allowance, $5.4 million is our estimated allowance for specific reserved loans and the remaining $56.2 million is for our general and unallocated reserves.

Net charge-offs in the fourth quarter of 2003 were $3.9 million or 0.33% (annualized) to average loans, compared to $3.1 million or 0.34% (annualized) to average loans for the same period in 2002, an increase of $757,000 in absolute amount but an improvement of 1% in relative terms, when compared to the same period in 2002. For the year ended December 31, 2003, net charge-offs amounted to $12.6 million, an increase of $6.2 million, when compared to $6.3 million at December 31, 2002. Both increases were primarily due to loans charged-off in the ordinary course of business in our consumer loan portfolio. The increase in consumer loans charged-off for the year ended December 31, 2003, was principally due as we expected, from loans charged-off by the Expresso of Westernbank division, which amounted to $7.9 million or 5.78% to average Expresso loans for the year ended December 31, 2003. Delinquencies on our newest Expresso of Westernbank division portfolio at December 31, 2003, were 1.84%, including the categories of 60 days and over. These ratios are within management’s ongoing

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estimates and in line with the nature of the business and the overall yield charged for loans of Expresso of Westernbank. Even within the loan portfolio of Expresso of Westernbank, collateralized loans at December 31, 2003 now account for 9% of the outstanding balance. The objective is to have approximately 10% of the Expresso loan portfolio collateralized by real estate, and is soon to be achieved.

Total Loans, Investments and Deposits

In line with the Company’s long-standing policy and guideline of hedging and spreading risk, W Holding has continuously maintained a diversified asset base almost 50/50 between investments and lending. Loans receivable-net, grew 24.74% to $4.7 billion, compared to $3.8 billion at December 31, 2002. The increase reflects the Company’s emphasis on continued growth in its loan portfolio through commercial real estate, asset-based, consumer and construction lending. As a result, the portfolio of real estate loans secured by first mortgages, increased from $2.7 billion as of December 31, 2002, to $3.4 billion as of December 31, 2003, an increase of $684.4 million or 25.60%. Commercial real estate loans secured by first mortgages increased from $1.6 billion as of December 31, 2002, to $2.3 billion as of December 31, 2003, an increase of $620.4 million or 37.62%. Other loans portfolio, including commercial loans not collateralized by real estate, consumer loans (including the Expresso of Westernbank loans portfolio), loans on deposits and credit cards, increased from $1.1 billion as of December 31, 2002, to $1.4 billion as of December 31, 2003, an increase of $259.0 million or 22.95%. Attached as Exhibit IV is a supplemented unaudited data schedule providing additional information on W Holding loan portfolio.

W Holding investment portfolio stands at $6.5 billion at December 31, 2003, growing $2.3 billion or 55.58% in comparison to December 31, 2002. Such growth is primarily focused on securities guaranteed by the United States Government and mortgage-backed securities, both accounting for 68.03% and 16.00%, respectively, of our investment portfolio as of December 31, 2003. The investment portfolio at December 31, 2003, had an average contractual maturity of 63 months. The Company’s interest rate risk model, takes into consideration the callable feature of certain investment securities. Given the present interest rate scenario, and taking into consideration the callable features of these securities, the investment portfolio as of December 31, 2003, had a remaining average maturity of 8 months. However, no assurance can be given that such levels will be maintained in future periods.

As of December 31, 2003, total deposits reached $5.4 billion, from $4.3 billion at December 31, 2002, representing an increase of $1.1 billion or 25.28%, while fed funds bought and securities sold under agreements to repurchase increased to $5.0 billion from $3.1 billion at December 31, 2002, an increase of 62.92%, in order to fund W Holding strong loans-net growth of 24.74%, investments growth of 55.58%, and total assets growth of 40.39%.

This press release may contain some information that constitutes “forward-looking statements.” Such information can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “intend,” “continue,” or “believe” or the negatives or other variations of these terms or comparable terminology. Forward-looking statements with respect to future financial conditions, results of operations and businesses of the Company are always subject to various risk and market factors out of management’s control which could cause future results to differ materially from current management expectations or estimates and as such should be understood. Such factors include particularly, but are not

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limited, to the possibility of prolonged adverse economic conditions or that an adverse interest rate environment could develop.

W HOLDING COMPANY, INC. is one of the three largest public financial holding companies and banks headquartered in Puerto Rico, based on total assets. WESTERNBANK PUERTO RICO, operates throughout Puerto Rico 51 full fledged branches, including 33 in the Southwestern region of Puerto Rico, 7 in the Northeastern region, and 11 at the San Juan Metropolitan area of Puerto Rico. W HOLDING COMPANY, INC. also owns Westernbank Insurance Corp., a general insurance agent placing property, casualty, life and disability insurance, whose results of operations and financial condition are reported on a consolidated basis.

Messrs. Frank C. Stipes, Freddy Maldonado and Ricardo Hernandez, Chief Executive Officer, Chief Financial Officer and the Company’s Comptroller, respectively, will discuss W HOLDING’s fourth quarter results via teleconference on January 16, 2004 at 10:00 AM (EST). Please register at https://ww4.premconf.com/PremCallAudRSVP?PPass=743309. You will be assigned a Personal Identification Number (PIN) that should be used in order to join the conference. Conference dial-in numbers: Toll Free: 800-214-0694 or 1-719-955-1425, if you can’t dial in with the toll-free number. Conference passcode: 743309

You may also contact any of the above officers at (787) 834-8000; or via internet at westernbank@wbpr.com or
URL:http://www.w-holding.com

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EXHIBIT I

W HOLDING COMPANY, INC.
FINANCIAL HIGHLIGHTS
(UNAUDITED)

	Three Months Ended			Year Ended

	December 31, 2003	December 31, 2002		December 31, 2003	December 31, 2002

	(Dollars in thousands, except per share data)
Income Statement Data
Loans, including loan fees	$72,626	$61,259		$275,848	$220,676
Investment securities	44,946	28,346		134,273	112,759
Mortgage-backed securities	11,003	11,792		40,140	44,848
Money market instruments	3,028	2,842		11,633	7,451

Total interest income	131,603	104,239		461,894	385,734

Deposits (1)	28,769	29,116		114,755	114,374
Fed funds bought and securities sold under agreements to repurchase	30,040	25,482		101,652	98,233
Advances from FHLB	1,513	1,563		6,037	6,202
Other borrowings	—	9		142	604

Total interest expense	60,322	56,170		222,586	219,413

Net interest income	71,281	48,069		239,308	166,321
Provision for loan losses	6,330	4,164		27,048	15,083

Net interest income after provision for loan losses	64,951	43,905		212,260	151,238

Service charges on deposit accounts and other fees	7,234	5,926		27,831	22,505
Unrealized (loss) gain on derivative instruments (1)	(82)	33		(236)	1,288
Net gain (loss) on sales and valuation of loans, securities, and other assets	35	99		(20,949)	950

Total other income, net	7,187	6,058		6,646	24,743

Total net interest income and other income	72,138	49,963		218,906	175,981

Salaries and employees’ benefits	9,032	7,612		33,840	28,017
Equipment	2,330	2,403		9,044	9,519
Occupancy	1,680	1,654		6,603	5,861
Advertising	1,715	1,781		6,698	6,865
Printing, postage, stationery, and supplies	727	812		3,253	2,836
Telephone	572	553		2,279	2,042
Other	7,928	5,011		23,104	18,777

Total operating expenses	23,984	19,826		84,821	73,917

Income before provision for income taxes	48,154	30,137		134,085	102,064

Provision for income taxes:
Current	8,995	4,906		29,346	18,619
Deferred	1,016	(95)		(8,575)	(2,518)

Total provision for income taxes	10,011	4,811		20,771	16,101

Net income	$38,143	$25,326		$113,314	$85,963

Net income attributable to common stockholders	$31,318	$21,533		$91,721	$72,189

Basic earnings per common share	$0.30	$0.21	(2)	$0.87	$0.73	(2)

Diluted earnings per common share	$0.29	$0.20	(2)	$0.85	$0.72	(2)

Cash dividends declared per common share (3)	$0.04	$0.03	(2)	$0.17	$0.09	(2)

Period end number of common shares outstanding	106,290,294	104,569,848	(2)	106,290,294	104,569,848	(2)

Weighted average number of common shares outstanding	105,765,959	95,246,360	(2)	105,055,022	95,246,360	(2)

Weighted average number of common shares outstanding on a fully diluted basis	111,049,074	95,246,360	(2)	108,058,738	95,246,360	(2)

Cash dividends declared on common shares	$4,725	$3,759		$18,320	$14,046

Preferred stock dividends	$6,825	$3,793		$21,593	$13,774

(1)	Certain reclassifications have been made to prior year periods to conform with current year presentation.

(2)	Adjusted to reflect the three-for-two stock split in the form of a stock dividend and a 2% stock dividend on our common stock declared on November 4, 2003 and November 11, 2003, respectively, and distributed both on December 10, 2003.

(3)	Cash dividends amounts in the table are rounded.

EXHIBIT II

W HOLDING COMPANY, INC.
FINANCIAL HIGHLIGHTS
(UNAUDITED)

Balance Sheet Data	December 31, 2003	December 31, 2002

	(In thousands)
At Period End
Cash and due from banks	$92,811	$76,080
Fed funds sold and securities purchased under agreements to resell	649,852	459,147
Interest-bearing deposits in banks	37,767	17,459
Investment securities available for sale, at fair value	55,080	160,887
Investment securities held to maturity, at amortized cost	5,723,710	3,501,057
FHLB stock, at cost	39,750	43,322
Mortgage loans held for sale, at lower of cost or fair value	2,555	7,446
Loans — net	4,683,118	3,754,357
Accrued interest receivable	75,567	46,653
Premises and equipment, net	103,370	96,209
Deferred income taxes, net	24,910	16,327
Other assets	30,950	26,133

Total Assets	$11,519,440	$8,205,077

Deposits	5,385,476	4,298,744
Fed funds bought and securities sold under agreements to repurchase	5,046,045	3,097,341
Advances from FHLB	146,000	120,000
Mortgage note	37,234	37,822
Other liabilities	76,176	66,422

Total Liabilities	10,690,931	7,620,329

Stockholders’ equity	828,509	584,748

Total Liabilities and Stockholders’ Equity	$11,519,440	$8,205,077

	Quarterly Averages (1)		Year to Date Averages (1)

Average Balances	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002

	(In thousands)
Cash and due from banks	$90,803	$74,273	$84,446	$69,247
Fed funds sold and securities purchased under agreements to resell	556,565	412,244	554,500	307,640
Due from brokers	8,291	—	—	—
Interest-bearing deposits in banks	49,585	18,704	27,613	21,837
Trading securities	1,317	—	—	2,305
Investment securities available for sale, at fair value	68,461	216,245	107,983	221,285
Investment securities held to maturity, at amortized cost	5,512,320	3,493,582	4,612,384	2,935,416
FHLB stock, at cost	39,750	43,328	41,536	40,886
Mortgage loans held for sale, at lower of cost or fair value	4,130	6,185	5,000	6,349
Loans — net	4,608,498	3,604,180	4,218,738	3,296,381
Accrued interest receivable	67,407	48,561	61,110	39,737
Premises and equipment, net	102,839	94,169	99,789	68,441
Deferred income taxes, net	25,423	16,236	20,618	15,095
Other assets	30,863	34,777	28,542	22,017

Total Assets	$11,166,252	$8,062,484	$9,862,259	$7,046,636

Deposits	5,193,161	4,109,587	4,842,110	3,766,328
Fed funds bought and securities sold under agreements to repurchase	4,900,791	3,176,722	4,071,693	2,578,494
Advances from FHLB	146,000	120,000	133,000	120,000
Other borrowings	—	1,500	—	21,500
Mortgage note	37,285	37,866	37,528	18,911
Other liabilities	75,886	61,876	71,299	55,074

Total Liabilities	10,353,123	7,507,551	9,155,630	6,560,307

Stockholders’ equity	813,129	554,933	706,629	486,329

Total Liabilities and Stockholders’ Equity	$11,166,252	$8,062,484	$9,862,259	$7,046,636

(1)	Averages have been computed using beginning and period-end balances.

EXHIBIT III a

W HOLDING COMPANY, INC.
YIELDS EARNED AND RATES PAID
THREE MONTHS ENDED DECEMBER 31,
(UNAUDITED)

	2003				2002

		Average		Average		Average		Average
	Interest	balance	(1)	Yield/Rate	Interest	balance	(1)	Yield/Rate

				(Dollars in Thousands)
Normal spread:
Interest-earning assets:
Loans, including loan fees (2)	$72,626	$4,614,269		6.24%	$61,259	$3,740,918		6.50%
Mortgage and asset- backed securities (3)	11,003	1,122,153		3.89%	11,792	946,297		4.94%
Investment securities (4)	44,946	4,436,079		4.02%	28,346	2,839,577		3.96%
Money market instruments	3,028	548,181		2.19%	2,842	426,380		2.64%

Total	131,603	10,720,682		4.87%	104,239	7,953,172		5.20%

Interest-bearing liabilities:
Deposits (5)	28,769	5,075,144		2.25%	29,116	4,024,206		2.87%
Fed funds bought and securities sold under agreements to repurchase	30,040	4,799,717		2.48%	25,482	3,205,384		3.15%
Advances from FHLB	1,513	146,000		4.11%	1,563	120,000		5.17%
Other borrowings	—	—		—	9	2,484		1.45%

Total	60,322	10,020,861		2.39%	56,170	7,352,074		3.03%

Net interest income	$71,281				$48,069

Interest rate spread				2.48%				2.17%

Net interest-earning assets		$699,821				$601,098

Net yield on interest-earning assets (6)				2.64%				2.40%

Interest-earning assets to interest-bearing liabilities ratio		106.98%				108.18%

Tax equivalent spread:
Interest-earning assets	$131,603	$10,720,682		4.87%	$104,239	$7,953,172		5.20%
Tax equivalent adjustment	8,769	—		0.32%	6,942	—		0.35%

Interest-earning assets - tax equivalent	140,372	10,720,682		5.19%	111,181	7,953,172		5.55%

Interest-bearing liabilities	60,322	10,020,861		2.39%	56,170	7,352,074		3.03%

Net interest income	$80,050				$55,011

Interest rate spread				2.80%				2.52%

Net yield on interest - earning assets (6)				2.96%				2.74%

(1)	Average balance on interest-earning assets and interest-bearing liabilities is computed using daily monthly average balances during the periods.

(2)	Includes loans held for sale. Average loans exclude non-performing loans. Loans fees amounted to $2.4 million and $614,000 for the three-months ended December 31, 2003 and 2002, respectively.

(3)	Includes mortgage-backed securities available for sale and for trading purposes.

(4)	Includes trading account securities and investments available for sale.

(5)	Certain reclassifications have been made to prior year quarter to conform with current quarter presentation.

(6)	Net interest income divided by average interest-earning assets.

EXHIBIT III b

W HOLDING COMPANY, INC.
YIELDS EARNED AND RATES PAID
YEAR ENDED DECEMBER 31,
(UNAUDITED)

	2003				2002

		Average		Average		Average		Average
	Interest	balance	(1)	Yield/Rate	Interest	balance	(1)	Yield/Rate

				(Dollars in Thousands)
Normal spread:
Interest-earning assets:
Loans, including loan fees (2)	$275,848	$4,278,468		6.45%	$220,676	$3,315,514		6.66%
Mortgage and asset-backed securities (3)	40,140	998,257		4.02%	44,848	859,991		5.21%
Investment securities (4)	134,273	3,571,299		3.76%	112,759	2,600,210		4.34%
Money market instruments	11,633	534,444		2.18%	7,451	314,633		2.37%

Total	461,894	9,382,468		4.92%	385,734	7,090,348		5.44%

Interest-bearing liabilities:
Deposits (5)	114,755	4,768,490		2.41%	114,374	3,690,242		3.10%
Fed funds bought and securities sold under agreements to repurchase	101,652	3,891,972		2.61%	98,233	2,815,608		3.49%
Advances from FHLB	6,037	137,838		4.38%	6,202	120,008		5.17%
Other borrowings	142	3,698		3.85%	604	15,469		3.91%

Total	222,586	8,801,998		2.53%	219,413	6,641,327		3.30%

Net interest income	$239,308				$166,321

Interest rate spread				2.39%				2.14%

Net interest-earning assets		$580,470				$449,021

Net yield on interest-earning assets (6)				2.55%				2.35%

Interest-earning assets to interest-bearing liabilities ratio		106.59%				106.76%

Tax equivalent spread:
Interest-earning assets	$461,894	$9,382,468		4.92%	$385,734	$7,090,348		5.44%
Tax equivalent adjustment	31,522	—		0.34%	23,704	—		0.33%

Interest-earning assets - tax equivalent	493,416	9,382,468		5.26%	409,438	7,090,348		5.77%

Interest-bearing liabilities	222,586	8,801,998		2.53%	219,413	6,641,327		3.30%

Net interest income	$270,830				$190,025

Interest rate spread				2.73%				2.47%

Net yield on interest - earning assets (6)				2.89%				2.68%

(1)	Average balance on interest-earning assets and interest-bearing liabilities is computed using daily monthly average balances during the periods.

(2)	Includes loans held for sale. Average loans exclude non-performing loans. Loans fees amounted to $8.7 million and $2.0 million as of December 31, 2003 and 2002, respectively.

(3)	Includes mortgage-backed securities available for sale and for trading purposes.

(4)	Includes trading account securities and investments available for sale.

(5)	Certain reclassifications have been made to prior year period to conform with current presentation.

(6)	Net interest income divided by average interest-earning assets.

EXHIBIT III c

W HOLDING COMPANY, INC.
CHANGES IN YIELDS EARNED AND RATES PAID
(UNAUDITED)

	Three months ended December 31,			Year ended December 31,

	2003 vs. 2002			2003 vs. 2002

	Volume	Rate	Total	Volume	Rate	Total

	(In thousands)
Interest income:
Loans (1)	$13,635	$(2,268)	$11,367	$61,842	$(6,670)	$55,172
Mortgage and asset-backed securities (2)	5,370	(6,159)	(789)	11,103	(15,811)	(4,708)
Investment securities (3)	16,170	430	16,600	33,413	(11,899)	21,514
Money market instruments	725	(539)	186	4,828	(646)	4,182

Total increase (decrease) in interest income	35,900	(8,536)	27,364	111,186	(35,026)	76,160

Interest expense:
Deposits (4)	(2,027)	1,680	(347)	1,618	(1,237)	381
Fed funds bought and securities sold under agreements to repurchase	7,963	(3,405)	4,558	9,985	(6,566)	3,419
Advances from FHLB	(905)	855	(50)	6,304	(6,469)	(165)
Other borrowings	(9)	—	(9)	(453)	(9)	(462)

Total increase (decrease) in interest expense	5,022	(870)	4,152	17,454	(14,281)	3,173

Increase (decrease) in net interest income	$30,878	$(7,666)	$23,212	$93,732	$(20,745)	$72,987

(1)	Includes loans held for sale.
(2)	Includes mortgage-backed securities available for sale and trading securities.
(3)	Includes investments available for sale.
(4)	Certain reclassifications have been made to prior year periods to conform with current year presentation.

EXHIBIT IV

W HOLDING COMPANY, INC.
LOANS RECEIVABLE-NET
(UNAUDITED)

	December 31,	December 31,
	2003	2002

	(In thousands)

REAL ESTATE LOANS SECURED BY FIRST MORTGAGES:
Commercial real estate	$2,269,380	$1,648,994
Conventional:
One-to-four family residences	873,345	827,902
Other properties	2,233	2,447
Construction and land acquisition	207,593	186,208
Insured or guaranteed — Federal Housing Administration, Veterans Administration, and others	19,117	17,201

Total	3,371,668	2,682,752

Plus (less):
Undisbursed portion of loans in process	(4,993)	(4,942)
Premium on loans purchased — net	1,016	1,485
Deferred loan fees — net	(9,615)	(5,624)

Total	(13,592)	(9,081)

Real estate loans — net	3,358,076	2,673,671

OTHER LOANS:
Commercial loans	526,105	382,416
Loans on deposits	30,805	32,803
Credit cards	54,832	56,658
Consumer loans	777,573	655,713
Plus (less):
Premium on loans purchased — net	2,281	3,225
Deferred loan fees — net	(4,946)	(3,015)

Other loans — net	1,386,650	1,127,800

TOTAL LOANS	4,744,726	3,801,471
ALLOWANCE FOR LOAN LOSSES	(61,608)	(47,114)

LOANS — NET	$4,683,118	$3,754,357

EXHIBIT V

W HOLDING COMPANY, INC.
NON-PERFORMING LOANS AND FORECLOSED
REAL ESTATE HELD FOR SALE
(UNAUDITED)

	December 31, 2003	December 31, 2002

	(Dollars in thousands)
Residential real estate mortgage and construction loans	$2,259	$2,026
Commercial, industrial and agricultural loans	24,142	13,567
Consumer loans	4,845	3,812

Total non-performing loans	31,246	19,405
Foreclosed real estate held for sale	4,082	3,679

Total non-performing loans and foreclosed real estate held for sale	$35,328	$23,084

Interest which could have been recorded if the loans had not been classified as non-performing	$2,500	$1,102

Interest recorded on non-performing loans	$583	$775

Total non-performing loans as a percentage of loans receivable, including mortgage loans held for sale (1)	0.66%	0.51%

Total non-performing loans and foreclosed real estate held for sale as a percentage of total assets (2)	0.31%	0.28%

(1)	Computed using end of period loans.

(2)	Computed using end of period assets.

EXHIBIT VI

W HOLDING COMPANY, INC.
CHANGES IN THE ALLOWANCE FOR LOAN LOSSES
(UNAUDITED)

	December 31,	December 31,
	2003	2002

	(Dollars in thousands)
Balance, beginning of year	$47,114	$38,364
Loans charged-off:
Consumer loans (1)	12,203	4,576
Commercial, industrial and agricultural loans	2,479	3,389	(2,3)
Real estate-mortgage and construction loans	184	—

Total loans charged-off	14,866	7,965

Recoveries of loans previously charged-off:
Consumer loans	799	858
Commercial, industrial and agricultural loans	1,141	584
Real estate-mortgage and construction loans	372	190

Total recoveries of loans previously charged-off	2,312	1,632

Net loans charged-off	12,554	6,333
Provision for loan losses	27,048	15,083

Balance, end of period	$61,608	$47,114

Ratios:
Allowance for loan losses to total end of period loans	1.30%	1.24%
Provision for loan losses to net loans charged-off	215.45%	238.17%
Recoveries of loans to loans charged-off in previous period	29.03%	23.19%
Net loans charged-off to average loans (4)	0.29%	0.19%
Allowance for loan losses to non-performing loans	197.17%	242.80%

(1)	Includes $7.9 million and $62,000 of Expresso of Westernbank charged-offs, for the periods ended December 31, 2003 and 2002, respectively.

(2)	Includes $505,000 of Westernbank Business Credit division, consisting of one loan originally acquired in the purchased loan portfolio from Congress Credit Corporation, a subsidiary of First Union National Bank N.A on June 15, 2001. This loan was fully reserved at the acquisition date.

(3)	Includes $1,100,000, consisting of one loan fully collateralized by real estate and charged-off for regulatory purposes.

(4)	Average loans were computed using beginning and ending balances.

EXHIBIT VII

W HOLDING COMPANY, INC.
SELECTED FINANCIAL RATIOS
(UNAUDITED)

	Three months ended		Year ended
	December 31,		December 31,
	2003	2002	2003	2002

	(Dollars in thousands)
Per share data:
Dividend payout ratio	15.09%	17.46%	19.97%	19.46%
Book value per common share	$4.17	$3.45 (2)	$4.17	$3.45 (2)
Preferred stock outstanding at end of period	15,395,745	8,942,999	15,395,745	8,942,999
Preferred stock equity at end of period	$384,894	$223,575	$384,894	$223,575
Performance ratios:
Return on average assets (1)	1.37%	1.26%	1.15%	1.22%
Return on average common stockholders’ equity (1)	29.44%	24.41%	22.79%	25.39%
Efficiency ratio	30.55%	36.94%	31.75%	39.15%
Operating expenses to end-of-period assets	0.83%	0.96%	0.74%	0.90%
Capital ratios:
Total capital to risk-weighted assets	14.87%	13.83%	14.87%	13.83%
Tier I capital to risk-weighted assets	13.98%	12.93%	13.98%	12.93%
Tier I capital to average assets	7.22%	7.21%	7.22%	7.21%
Equity-to-assets ratio	7.19%	7.13%	7.19%	7.13%
Other selected data:
Total trust assets managed	$326,527	$255,794	$326,527	$255,794
Branch offices	51	50	51	50
Number of employees	1,092	1,031	1,092	1,031

(1)	The return on average assets is computed by dividing net income by average total assets for the period. The return on average common stockholders’ equity is computed by dividing net income less preferred stock dividends by average common stockholders’ equity.

(2)	Adjusted to reflect the three-for-two stock split in the form of a stock dividend and 2% stock dividend on our common stock declared on November 4, 2003 and November 11, 2003, respectively, and distributed both on December 10, 2003.